UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2011

MYREXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34275	26-3996918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Chipeta Way

Salt Lake City, UT 84108

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (801) 214-7800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 29, 2011, Myrexis, Inc. (the “Company” or “Myrexis”) issued a press release announcing a corporate reorganization to focus resources on its current portfolio of clinical and preclinical drug candidates. The reorganization includes an immediate reduction in the Company’s workforce, primarily in the Company’s internal drug discovery group and related support functions. In addition, Myrexis will close its research services business. The Company will retain a critical translational science capability to continue to support the advancement of its two clinical and two preclinical programs.

The reduction in workforce was authorized by the Company’s Board of Directors on March 17, 2011, and affects 57 employees, including one of its executive officers, or approximately 41% of the Company’s workforce. Employees affected by the reduction in force were notified on March 29, 2011, and ceased employment with the Company effective March 29, 2011. In lieu of notice under the WARN Act, the Company has paid affected employees an amount equal to 60 days of his or her base salary. In return for the execution of a release of any potential claims, the executive officer will receive the payments and benefits contained in his Executive Severance and Change in Control Agreement with the Company (the “Severance Agreement”) (as further discussed below). In addition, in return for the execution of a release of any potential claims, all other terminated employees will be provided with cash severance payments. The Company has arranged to make out-placement services available to all terminated employees.

As a result of the reorganization, the Company estimates it will generate annual expense reductions of approximately $7.2 million, primarily from savings in employee salaries and benefits and reductions in laboratory supply costs. The Company will record one-time severance costs of approximately $3.0 million, including costs related to notification under the WARN Act, and $0.1 million in out-placement services, which will be recorded in the third fiscal quarter ending March 31, 2011. It is not anticipated that there will be any further material future cash expenditures associated with this reduction in force. The charges that Myrexis expects to incur in connection with the workforce reduction are subject to a number of assumptions, and actual results may differ. Myrexis may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

A copy of the press release, dated March 29, 2011, is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the reduction in force discussed above in Item 2.05, one of Myrexis’s named executive officers, Andrew Gibbs, Vice President, General Counsel, was terminated and ceased employment with Myrexis effective March 29, 2011.

(e) On February 1, 2010, Myrexis entered into a Severance Agreement with Mr. Gibbs, as described in the Current Report on Form 8-K filed by Myrexis on February 4, 2010. In connection with his termination by Myrexis without “Cause” (as defined in the Severance

Agreement), Mr. Gibbs will receive the severance payments and benefits provided for in his Severance Agreement in return for the execution of a release of any potential claims. In addition to the payments and benefits described in the Severance Agreement, Mr. Gibbs was paid an amount equal to 60 days of his base salary in lieu of notice under the WARN Act, and is entitled to receive out-placement assistance to be made available by the Company.

Item 8.01 Other Events.

On March 29, 2011, Myrexis issued a press release announcing the reorganization described in Item 2.05 of this report. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Press Release dated March 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYREXIS, INC.

Dated: March 29, 2011	/s/ Adrian N. Hobden
Adrian N. Hobden, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 29, 2011.

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